August 22, 2014

Michael Roman

Timothy James Rivera

HydroPot Inc. (a Delaware Corporation)

3324 Monier Circle Ste 3

Rancho Cordova, CA 95742

Dear Michael and James,

Please allow this notice to server as my resignation from my position and all interests with Hydropot, Inc (a Delaware Corporation) effective 8/22/14, and request my 1,000,000 shares be given back to the company treasury and cancelled.

Thank you,

/s/ Joe Ming

Joseph A. Ming

Search & Social Consultant

Business & Political

Marketing Strategies

mingjoe@rocketmail.com

916.799.0104